Exhibit 5.1 and 23.3

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

September 9, 2021

Payoneer Global Inc.
150 West 30th Street, Suite 600
New York, NY 10001

Ladies and Gentlemen

We have acted as counsel for Payoneer Global Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering under the Securities Act (i) 38,016,011 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) issuable pursuant to the Payoneer Global Inc. 2021 Omnibus Incentive Plan, (ii) 7,603,202 shares of Common Stock issuable pursuant to the Payoneer Global Inc. 2021 Employee Stock Purchase Plan, (iii) 35,010,074 shares of Common Stock issuable pursuant to the Payoneer Inc. 2017 Stock Incentive Plan, (iv) 7,214,757 shares of Common Stock issuable pursuant to the Payoneer Inc. 2007 Share Incentive Plan and (v) 7,779,785 shares of Common Stock issuable pursuant to the Payoneer Inc. 2007 U.S. Share Incentive Plan (collectively, the “Plans”). As such counsel, we have made such legal and factual examination and inquiries as we have deemed necessary or appropriate for purposes of this opinion and have made such additional assumptions as are set forth below. This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

We, as your counsel, have examined originals or copies of such documents, corporate records and other instruments and such matters of fact and law as we have deemed necessary or advisable for the purposes of rendering the opinion expressed herein.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Upon the basis of the foregoing, we are of the opinion that the Common Stock issuable pursuant to the Plans has been duly authorized and, when and to the extent issued in accordance with the terms of the Plans, will be legally and validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion letter is provided to the Securities and Exchange Commission for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without express written consent.

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to our name under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

Davis Polk & Wardwell LLP

/s/ Davis Polk & Wardwell LLP

September 9, 2021	2